H&R BLOCK

News Release
For Further Information:
Bob Schneider, Media Relations, 816-932-4835
Pam Kearney, Investor Relations, 816-932-1967


H&R BLOCK TO ISSUE $400 MILLION IN 10-YEAR NOTES

FOR RELEASE OCT. 21, 2004
-------------------------

     KANSAS CITY, Mo. - Block Financial Corp., a subsidiary of H&R Block Inc. (NYSE: HRB), today announced that it has priced and will issue $400 million in 10-year senior unsecured notes to be unconditionally guaranteed by H&R Block. The notes will bear an interest rate of 5 1/8 percent per year and will mature in 2014.

The company expects to use the proceeds from the offering for general corporate purposes, including the repayment of $250 million 6 3/4 percent senior notes when they come due in November 2004.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has become effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful under the securities laws of any such state.

JPMorgan Securities, Inc. and Merrill Lynch & Co. serve as co-lead underwriters and joint bookrunners for the transaction. Citigroup Global Markets Inc., Goldman Sachs & Co. and H&R Block Financial Advisors Inc. are serving as co-managers.

                                       ###

About H&R Block:

H&R Block Inc. (www.hrblock.com) is a diversified company with subsidiaries that deliver tax services and financial advice, investment and mortgage services, and business accounting and consulting services. H&R Block empowers clients to make tax and financial decisions by providing a unique combination of tax services, financial information and advice, and related products and services. The company's mission is to help clients achieve their tax and financial objectives by serving as their tax and financial partner.

As the world's largest tax services company, in 2004 H&R Block served more than 21 million clients in the U.S. and 12 countries. H&R Block Financial Advisors Inc. offers investment services and securities products. With approximately 1,000 financial advisors serving clients at approximately 360 branch offices, H&R Block Financial Advisors Inc. is a member NYSE, SIPC, a registered broker-dealer and investment advisor. H&R Block Inc. is not a registered broker-dealer and is not a registered investment advisor. H&R Block Mortgage Corp. offers a full range of retail mortgage services. Option One Mortgage Corp. provides mortgage services and offers wholesale mortgages through large financial institutions and a network of 24,000 independent mortgage brokers. RSM McGladrey Business Services Inc. and its subsidiaries serve mid-sized businesses and their owners with tax, accounting and business consulting services, as well as personal wealth management services.